EXHIBIT 99.1

Contact Information:
Harry W. (Duke) Chenoweth	Dean Fletcher
Interim President/Chief Executive Officer	Executive Vice President/Chief Financial Officer
Phone: (310) 606-8000	Phone: (310) 606-8000
Fax: (310) 606-8090	Fax: (310) 606-8090

MANHATTAN BANCORP REPORTS SOLID BALANCE SHEET AT SEPTEMBER 30, 2010

LOS ANGELES, CA — November 1, 2010 — Manhattan Bancorp (“Company”) (OTCBB: MNHN), the holding company of Bank of Manhattan, N. A. (“Bank”), a national bank, and MBFS Holdings, Inc., which owns a majority interest in Banc of Manhattan Capital, LLC, and Manhattan Capital Markets, LLC, announced today its third-quarter results and the strong financial position of its balance sheets as of September 30, 2010.

FINANCIAL HIGHLIGHTS

(as of, or for the nine-month period ended September 30, 2010, compared to September 30, 2009)

•                  Capital ratios exceed the levels required to be considered “well-capitalized” under generally applicable regulatory guidelines (the highest level determined by the regulatory agencies), with a Total Risk-Based Capital Ratio of 27.7%, Tier 1 Risk-Based Capital Ratio of 26.5% and Tier 1 Leverage Ratio of 19.2%.

•                  Total gross loans grew 14% to $83 million.

•                  Deposits increased 49% to $102 million, with non-interest bearing deposits at $30 million, or 29% of total deposits.

•                  Credit quality remains strong with no past-due loans, no non-performing loans and no Other Real Estate Owned.

•                  The business continues to grow its top line.  Interest income was up 50% to $4.9 million.  Non-interest income, attributable largely to growth in our capital markets business, was up significantly from $98,000 to $5.9 million.

•                  The quarterly net interest margin grew to 4.46% from 4.26%.

“The Company has made solid progress in 2010.   During September of 2010, the Bank launched its mortgage operations.  The prospects appear favorable that, by providing this service to our expanding customer base, it will contribute towards the Company’s profitability as we move forward,” said Kyle Ransford, the Company’s Chairman of the Board.  “We are also pleased that the Company’s balance sheet remains solid as the Bank continues to report no non-performing assets, despite the challenges that exist within the economy.”

At September 30, 2010, the Company had $135 million in assets and $26 million in shareholders’ equity, while reporting a net loss of $ 864,000 for the quarter.  The Bank continues to take a conservative approach by growing the loan loss reserve in these continued uncertain times.  During the third quarter of

2010, the Company increased its loan loss reserves to 2.24% by adding $150,000 to the provision for loan losses.

The Bank, which opened for business on August 15, 2007, is a full service bank headquartered in the South Bay area of Los Angeles, California.  The Bank’s primary focus is relationship banking and residential mortgages to entrepreneurs, family-owned and closely-held middle market businesses, real estate investors and professional service firms.  Additional information may be found at www.BankManhattan.com.

FORWARD LOOKING STATEMENTS

Certain matters discussed in this release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward looking statements relate to the Company’s current expectations regarding deposit and loan growth, operating results and the strength of the local economy.  These forward looking statements are subject to certain risks and uncertainties that could cause the actual results, performance or achievements to differ materially from those expressed, suggested or implied by the forward looking statements.  These risks and uncertainties include, but are not limited to: (1) the impact of changes in interest rates, a decline in economic conditions and increased competition among financial service providers on the Company’s operating results, ability to attract deposit and loan customers and the quality of the Company’s earning assets; (2) government regulation; and (3) the other risks set forth in the Company’s December 31, 2009 10-K, ITEM 1A. Risk Factors filed with the Securities and Exchange Commission.  The Company does not undertake, and specifically disclaims, any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

Financial Data-Manhattan Bancorp and Subsidiary

(Unaudited)

	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended
	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,
(In thousands)	2010	2010	2010	2009	2009
Balance Sheet - At Period End
Cash and due from banks	$1,703	$2,144	$2,052	$1,214	$1,143
Investments and fed funds sold	46,215	27,736	43,288	67,558	33,770
Net loans	81,478	84,574	83,870	78,914	71,963
Other assets	5,212	4,707	5,150	4,629	3,394
Total Assets	$134,608	$119,161	$134,360	$152,315	$110,270

Non-interest-bearing deposits	$29,785	$29,697	$30,810	$29,647	$20,908
Interest-bearing deposits	72,373	57,009	70,211	81,273	47,845
Other borrowings	4,500	4,500	4,500	12,000	11,500
Other liabilities	2,306	1,776	1,555	993	876
Stockholders’ equity, including minority interest	25,644	26,179	27,284	28,402	29,141
Total Liabilities and Shareholders’ Equity	$134,608	$119,161	$134,360	$152,315	$110,270

Income Statement
Interest income (not tax-equivalent)	$1,644	$1,659	$1,576	$1,338	$1,204
Interest expense	242	243	289	251	200
Net interest income	1,402	1,416	1,287	1,087	1,004
Provision for loan losses	150	207	370	84	469
Net interest income after provision
for loan losses	1,252	1,209	917	1,003	535

Non-interest income	2,480	1,646	1,744	921	47
Non-interest expense	4,596	4,129	3,902	3,009	1,856
Net Loss, excluding minority interest	$(864)	$(1,274)	$(1,318)	$(1,074)	$(1,274)

Return on average assets	-2.65%	-3.74%	-3.90%	-3.57%	-5.15%
Return on average equity	-13.45%	-18.03%	-19.16%	-14.79%	-16.14%
Net interest margin	4.46%	4.84%	3.99%	3.79%	4.26%

Per share:
Net loss -Manhattan Bancorp shareholders- basic	$(0.22)	$(0.32)	$(0.33)	$(0.27)	$(0.32)
Weighted average shares used	3,988	3,988	3,988	3,988	3,988
Book value per common share at period end	$6.35	$6.49	$6.75	$7.05	$7.31
Ending shares	3,988	3,988	3,988	3,988	3,988

Assets Quality & Capital - At Period-End
Non-accrual loans	$—	$—	$—	$—	$—
Loans past due 90 days or more	—	—	—	—	—
Other real estate owned	—	—	—	—	—
Total non-performing loans	$—	$—	$—	$—	$—

Allowance for loan loss/total gross loans	2.24%	1.96%	1.74%	1.50%	1.50%
Non-accrual loans /total gross loans	N/A	N/A	N/A	N/A	N/A
Non-performing assets to total assets	N/A	N/A	N/A	N/A	N/A